Exhibit 5.1

LAW OFFICES OF

FISHER THURBER LLP

A Limited Liability Partnership Including Professional Corporations

Of Counsel F. Marshall Thurber F. Kevin Loughran	4225 Executive Square Suite 1600 La Jolla, California 92037-1483 May 9, 2007	Telephone (858) 535-2447 Fax (858) 535-1616

Cardium Therapeutics, Inc.

3611 Valley Centre Drive, Suite 525

San Diego, California 92130

Re:	Registration Statement on Form S-8 for Shares of Common Stock, par value $0.0001 per share, of Cardium Therapeutics, Inc.

Gentlemen:

We have acted as special counsel to Cardium Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the United States Securities and Exchange Commission by the Company on or about November 9, 2006. The Registration Statement will seek to register an aggregate of 1,724,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance pursuant to various non-plan warrant agreements (the “Warrant Agreements”).

For purposes of rendering this opinion, we have examined the Registration Statement and made such other legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examinations, we have examined, among other things, originals and copies, certified and otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of the foregoing, and relying on the foregoing examination and assumptions, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Act, the shares of Common Stock being registered in the Registration Statement, when issued and sold and the consideration therefore received pursuant to the provisions of the Warrant Agreements and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.

This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to

Registration Statement on Form S-8

May 9, 2007

our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrant Agreements or the Common Stock.

Very truly yours,

FISHER THURBER LLP

By:	/s/ David A. Fisher
David A. Fisher